New England Business Service, Inc.
                 Statement Re Computation of Per Share Earnings
                     (In Thousands Except Per Share Data)


                                  Exhibit 11
                                  ----------

                                  Three Months Ended     Nine Months Ended
                                    March 30, 1996         March 30, 1996
                                  ------------------     ------------------
                                              Fully                  Fully
                                  Primary    Diluted     Primary    Diluted
                                  -------    -------     -------    -------
Shares
- ------

Weighted Average Shares
  of Common Stock                  14,936     14,936      14,903     14,903

Add:
  Common Stock Equivalents
    in the form of Stock Options       80 (1)     28 (1)      91 (1)     28 (1)
                                  -------    -------     -------    -------
Weighted Average Common Stock
  and Common Stock Equivalents     15,016     14,964      14,994     14,931
                                  =======    =======     =======    =======

Earnings
- --------

Earnings per Consolidated
  Statement of Income             $ 3,708    $ 3,708     $ 8,161    $ 8,161
                                  =======    =======     =======    =======

Earnings per Share                $   .25    $   .25     $   .54    $   .55
                                  =======    =======     =======    =======


(1) Amount considered immaterial for inclusion in earnings per share calculation as defined in Accounting Principles Board Opinion No. 15.